CONSULTING AGREEMENT

THIS AGREEMENT is effective as of January 1, 2012.

BETWEEN

ChineseWorldNet.com Inc.

P.O. Box 1350, the Huntlaw Bldg.,

Fort Street, George Town

Grand Cayman, Cayman Islands

("ChineseWorldNet.com")

AND

GOLDPAC INVESTMENTS LTD.

#338 – 1199 W Pender St

Vancouver, BC

V6E 2R1

("Goldpac")

WHEREAS ChineseWorldNet.com and Goldpac are desirous of setting out the terms and conditions of their service relationship.

NOW THEREFORE THIS AGREEMENT WITNESSES that the parties agree as follows:

1.	Services

Goldpac offers consulting services to ChineseWorldNet.com related to corporate development, market development and technical support for the period from January 1, 2012 to December 31, 2012.

2.	Fees

Goldpac charges ChineseWorldNet.com Inc. USD 22,500 per quarter for the consulting services to be provided from January 1, 2012 to December 31, 2012, payable on a quarterly basis.

3.	Responsibilities of Goldpac

Goldpac's duties under this Agreement are as follows:

(i)	Goldpac will use its best efforts to provide advice and support to ChineseWorldNet.com related to market development, corporate issues, business models and technology building during the above said period.
(ii)	Goldpac will keep ChineseWorldNet.com informed as to any problems encountered and as to any solutions found for those problems.
(iii)	Goldpac will keep all the trade information and information obtained during the course of consulting ChineseWorldNet.com intact, confidential.

4.	Responsibilities of ChineseWorldNet.com

ChineseWorldNet.com's duties under this Agreement are as follows:

(i)	ChineseWorldNet.com will provide all the necessary information for Goldpac to perform its consulting services and without hiding of any information.
(ii)	ChineseWorldNet.com will pay for all the necessary expenses incurred during the course of Goldpac performing the consulting services.

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5.	Termination

This agreement may be terminated by either party with a reasonable notice in advance and have a mutual consensus of both parties.

6.	Amendment

This Agreement may be altered, modified or amend by writing, with mutual consensus from both parties and sign by both parties.

7.	Assignment

Nether party to this agreement may assign or delegate its duties under this agreement without the prior written consent of the other.

8.	Entire Agreement

This agreement, including all schedules (if any) hereto, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This agreement may be amended or modified only with written consent of the parties hereto. No oral waiver, amendment of modification will be effective under anycircumstances whatsoever.

9.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Cayman Island.

In witness of this, the parties have executed this Agreement as of the date first written above.

By CHINESEWORLDNET.COM INC.

/s/ Joe Kin Foon Tai

JOE KIN FOON TAI

President and Chief Executive Officer

By GOLDPAC INVESTMENTS LTD.

/s/ Chi Cheong Liu

CHI CHEONG LIU

Authorized Signatory

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